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                                                                      Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 30 to Registration Statement No. 033-19540 on Form S-6 of our report dated March 29, 2012, relating to the financial statements and financial highlights comprising each of the Sub-Accounts of New England Variable Life Separate Account and our report dated April 17, 2012, relating to the consolidated financial statements of New England Life Insurance Company, both appearing in the Prospectus Supplement, which is part of such Registration Statement, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Prospectus Supplement.

We consent to the incorporation by reference in this Post-Effective Amendment No. 30 to Registration Statement No. 033-19540 on Form S-6, appearing in the Prospectus Supplement, which is part of such Registration Statement, of our report dated March 30, 2012, relating to the consolidated financial statements of Metropolitan Life Insurance Company and subsidiaries ("MLIC") (which report expresses an unqualified opinion and includes an explanatory paragraph referring to changes in MLIC's method of accounting for the recognition and presentation of other-than-temporary impairment losses for certain investments as required by accounting guidance adopted on April 1, 2009), appearing in the Statement of Additional Information in Post-Effective Amendment No. 25/Amendment 57 to Registration Statement Nos. 033-57320/811-06025 of Metropolitan Life Separate Account UL, and to the reference to us under the heading "Independent Registered Public Accounting Firm" also in such Prospectus Supplement.



/s/ DELOITTE & TOUCHE LLP


Tampa, Florida
April 25, 2012